Exhibit 99.2

Twelve Seas Investment Company Announces Closing of $180 Million Initial Public Offering

New York, June 22, 2018 (GLOBE NEWSWIRE) -- Twelve Seas Investment Company (NASDAQ: TWLVU, the “Company”) announced today that it closed its initial public offering of 18,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $180,000,000.

The Company’s units began trading on The NASDAQ Capital Market (“NASDAQ”) on June 20, 2018 and trade under the ticker symbol “TWLVU”. Each unit consists of one ordinary share, one warrant to purchase one ordinary share at a price of $11.50 per share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares, rights and warrants are expected to be listed on NASDAQ under the symbols “TWLV,” “TWLVR,” and “TWLVW,” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 2,700,000 units offered by the Company to cover over-allotments, if any.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $180,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of June 22, 2018 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Graubard Miller LLP acted as counsel to the underwriters.

EarlyBirdCapital, Inc., acted as sole book running manager and I-Bankers Securities acted as co-manager of the offering.

About Twelve Seas Investment Company
Twelve Seas Investment Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Twelve Seas Investment Company is led by Chairman Neil Richardson, Chief Executive Officer Dimitri Elkin, Chief Operating Officer Bryant B. Edwards, President Stephen A. Vogel, and Chief Financial Officer Stephen N. Cannon.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 19, 2018. The offering was made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements
This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Dimitri Elkin
Twelve Seas Investment Company
+1 310 909 9700